Exhibit 99.1

FOR IMMEDIATE RELEASE

FRIDAY, JANUARY 5, 2024

HURCO REPORTS FOURTH QUARTER AND FULL YEAR RESULTS FOR FISCAL 2023

INDIANAPOLIS, INDIANA – January 5, 2024 – Hurco Companies, Inc. (Nasdaq: HURC) today reported results for the fourth fiscal quarter and fiscal year ended October 31, 2023. Hurco recorded net income of $2,422,000, or $0.36 per diluted share, for the fourth quarter of fiscal 2023, compared to net income of $1,424,000, or $0.22 per diluted share, for the corresponding period in fiscal 2022. For fiscal year 2023, Hurco reported net income of $4,389,000, or $0.66 per diluted share, compared to net income of $8,226,000, or $1.23 per diluted share, for fiscal year 2022.

Sales and service fees for the fourth quarter of fiscal 2023 were $66,105,000, an increase of $2,643,000, or 4%, compared to the corresponding prior year period, and included a favorable currency impact of $1,713,000, or 3%, when translating foreign sales to U.S. dollars for financial reporting purposes. Sales and service fees for fiscal year 2023 were $227,807,000, a decrease of $23,007,000, or 9%, compared to fiscal year 2022, and included an unfavorable currency impact of $2,400,000, or 1%, when translating foreign sales to U.S. dollars for financial reporting purposes.

Greg Volovic, President, and Chief Executive Officer, stated, “I am pleased to report strong fourth quarter sales performance in the U.S., United Kingdom, and Germany. Their exceptional contributions during the final quarter of our year played a pivotal role in achieving fourth quarter sales and service fees of $66,105,000, making it our best quarter of the fiscal year. The United Kingdom not only finished with a strong fourth quarter but also experienced a remarkable record sales year. The Company’s higher fourth quarter sales, coupled with prudent production levels, enabled us to significantly reduce inventory, aligning it more closely with current demand. All of our brands, Hurco, Takumi, Milltronics, ProCobots, and LCM, contributed collectively to the strong finish to the year either by way of orders or sales. While we acknowledge that there's no certainty that 2024 will surpass 2023, we maintain confidence that our products have positioned us for success when the market shifts to higher levels of consumption. Our strategic focus on technology, artificial intelligence, and automation underscores our commitment to enhancing our customer manufacturing capabilities, empowering them to grow their businesses with lower overhead and more efficient, effective solutions, thereby allowing them to boost productivity and profitability. Our incredibly hard-working employees, driven by our mission and focus on future success, continue to deliver world-class products and services. As we embark on fiscal 2024, we are proud to start with a debt-free balance sheet, ready to seize new opportunities for business growth, and an unwavering focus on addressing the future needs of our customers.”

The following table sets forth net sales and service fees by geographic region for the fourth quarter and fiscal year ended October 31, 2023, and 2022 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Americas	$29,720	$25,810	$3,910	15%	$88,329	$95,964	$(7,635)	(8)%
Europe	30,780	32,118	(1,338)	(4)%	120,525	126,050	(5,525)	(4)%
Asia Pacific	5,605	5,534	71	1%	18,953	28,800	(9,847)	(34)%
Total	$66,105	$63,462	$2,643	4%	$227,807	$250,814	$(23,007)	(9)%

Sales in the Americas for the fourth quarter of fiscal year 2023 increased by 15% compared to the corresponding period in fiscal 2022, primarily due to increased shipments of Hurco and Takumi machines, as well as increased shipments of ProCobots automation solutions. Sales in the Americas for fiscal year 2023 decreased by 8%, compared to fiscal 2022, primarily due to decreased shipments of Hurco and Milltronics machines, particularly the higher-performance VMX machines.

European sales for the fourth quarter 2023 decreased by 4%, compared to the corresponding period in fiscal 2022, and included a favorable currency impact of 6%, when translating foreign sales to U.S. dollars for financial reporting purposes. The decrease was primarily due to decreased shipments of higher-performance Hurco VMX machines in Germany, France, and Italy, partially offset by increased sales of electro-mechanical components and accessories manufactured by our wholly owned subsidiary, LCM Precision Technology S.r.l. (“LCM”), and increased shipments of Hurco machines in the United Kingdom. European sales for fiscal year 2023 decreased by 4%, compared to fiscal year 2022, and included an unfavorable currency impact of 1%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decrease in European sales for the fiscal year was primarily attributable to a decreased volume of shipments of Hurco machines in Germany, France, and Italy, partially offset by increased sales of electro-mechanical components and accessories manufactured by LCM and increased shipments of Hurco machines in the United Kingdom and Milltronics machines throughout Europe where our customers are located.

Asian Pacific sales for the fourth quarter of fiscal 2023 increased by 1%, compared to the corresponding period in fiscal 2022, and included an unfavorable currency impact of 3%, when translating foreign sales to U.S. dollars for financial reporting purposes. The increase was due primarily to increased shipments of Hurco and Takumi machines in India, partially offset by decreased sales of Hurco machines in China and Southeast Asia. Asian Pacific sales for fiscal year 2023 decreased by 34%, compared to fiscal 2022, and included an unfavorable currency impact of 4%, when translating foreign sales to U.S. dollars for financial reporting purposes. The year-over-year decrease in Asian Pacific sales for the fiscal year primarily resulted from a reduced volume of shipments of Takumi machines in China and Hurco machines in Southeast Asia, China, and India, partially offset by an increased volume of shipments of Takumi machines in India.

Orders for the fourth quarter of fiscal 2023 were $54,141,000, a decrease of $4,195,000, or 7%, compared to the corresponding period in fiscal 2022, and included a favorable currency impact of $2,034,000, or 3%, when translating foreign orders to U.S. dollars. Orders for fiscal year 2023 were $209,676,000, a decrease of $31,255,000, or 13%, compared to fiscal 2022, and included an unfavorable currency impact of $1,990,000, or less than 1%, when translating foreign orders to U.S. dollars.

The following table sets forth new orders booked by geographic region for the fourth quarter and fiscal year ended October 31, 2023, and 2022 (dollars in thousands):

	Three Months Ended				Fiscal Year Ended
	October 31,				October 31,
	2023	2022	$ Change	% Change	2023	2022	$ Change	% Change
Americas	$23,864	$24,079	$(215)	(1)%	$80,412	$92,268	$(11,856)	(13)%
Europe	27,329	27,592	(263)	(1)%	114,961	122,556	(7,595)	(6)%
Asia Pacific	2,948	6,665	(3,717)	(56)%	14,303	26,107	(11,804)	(45)%
Total	$54,141	$58,336	$(4,195)	(7)%	$209,676	$240,931	$(31,255)	(13)%

Orders in the Americas for the fourth quarter of fiscal year 2023 decreased by 1%, compared to the corresponding period in fiscal year 2022. The decrease was primarily due to decreased customer orders for vertical milling machines sold by our wholly owned distributor in California, partially offset by increased demand for Milltronics machines and ProCobots automation solutions.  Orders in the Americas for fiscal year 2023 decreased by 13%, compared to fiscal year 2022, mainly due to decreased customer orders for Hurco and Milltronics, particularly higher-performance VMX machines, partially offset by increased demand for Takumi machines.

European orders for the fourth quarter of fiscal year 2023 decreased by 1%, compared to the corresponding prior year period, and included a favorable currency impact of 8%, when translating foreign orders to U.S. dollars. The decrease in orders was driven primarily by decreased customer demand for Hurco machines in Germany and the United Kingdom, partially offset by increased customer demand for Hurco machines in Italy and France, as well as increased orders for electro-mechanical components and accessories manufactured by LCM. European orders for fiscal 2023 decreased by 6%, compared to fiscal 2022, and included an unfavorable currency impact of 1%, when translating foreign orders to U.S. dollars. The year-over-year decrease in European demand was primarily attributable to decreased demand for Hurco machines in Germany and France, partially offset by increased customer demand for Hurco machines in the United Kingdom and Italy, and electro-mechanical components and accessories manufactured by LCM.

Asian Pacific orders for the fourth quarter and fiscal year 2023 decreased by 56% and 45%, respectively, compared to the corresponding prior year periods, and included an unfavorable currency impact of 1% and 3%, respectively, when translating foreign orders to U.S. dollars. The decreases in Asian Pacific orders in both periods year-over-year were driven primarily by decreased customer demand for Hurco and Takumi machines in China and Hurco machines in Southeast Asia and India, partially offset by increased demand in the full year fiscal 2023 for Takumi machines in India.

Gross profit for the fourth quarter of fiscal 2023 was $17,419,000, or 26% of sales, compared to $17,570,000, or 28% of sales, for the corresponding prior year period. Gross profit for fiscal year 2023 was $56,168,000, or 25% of sales, compared to $64,478,000, or 26% of sales, for fiscal 2022. The year-over-year decreases in gross profit and gross profit as a percentage of sales in both periods were primarily due to the lower volume of sales of our higher-performance VMX machines and the negative impact of fixed costs on lower sales and production volumes.

Selling, general, and administrative expenses for the fourth quarter of fiscal 2023 were $14,040,000, or 21% of sales, compared to $14,872,000, or 23% of sales, in the corresponding fiscal 2022 period, and included an unfavorable currency impact of $316,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. Selling, general, and administrative expenses for fiscal year 2023 were $49,552,000, or 22% of sales, compared to $51,731,000, or 21% of sales, in fiscal 2022, and included a favorable currency impact of $423,000, when translating foreign expenses to U.S. dollars for financial reporting purposes. The year-over-year decreases in selling, general and administrative expenses in absolute dollar terms in both periods were primarily attributable to lower costs related to tradeshow expenses, sales commissions, and employee support costs for our global operations.

The effective tax rates for the fourth quarter and fiscal year 2023 were 31% and 35%, respectively, compared to 31% for each of the corresponding prior year period. The year-over-year increase in the effective tax rate in the full year was primarily due to changes in geographic mix of income and loss that includes jurisdictions with differing tax rates, discrete items related to stock compensation and the impact of valuation allowances for our China operations combined with lower levels of consolidated income before taxes.

Cash and cash equivalents totaled $41,784,000 at October 31, 2023, compared to $63,922,000 at October 31, 2022. Working capital was $193,257,000 at October 31, 2023, compared to $194,733,000 at October 31, 2022. The decrease in working capital was primarily driven by a decrease in cash and cash equivalents, mostly offset by decreases in accounts payable and customer deposits and increases in inventory and accounts receivable.

Hurco Companies, Inc. is an international, industrial technology company that sells its three brands of computer numeric control (“CNC”) machine tools to the worldwide metal cutting and metal forming industry. Two of the Company’s brands of machine tools, Hurco and Milltronics, are equipped with interactive controls that include software that is proprietary to each respective brand. The Company designs these controls and develops the software. The third brand of CNC machine tools, Takumi, is equipped with industrial controls that are produced by third parties, which allows the customer to decide the type of control added to the Takumi CNC machine tool. The Company also produces high-value machine tool components and accessories and provides automation solutions that can be integrated with any machine tool. The end markets for the Company's products are independent job shops, short-run manufacturing operations within large corporations, and manufacturers with production-oriented operations. The Company’s customers manufacture precision parts, tools, dies, and/or molds for industries such as aerospace, defense, medical equipment, energy, transportation, and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan, Italy, the U.S., and China, and sells its products through direct and indirect sales forces throughout the Americas, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in China, the Czech Republic, England, France, Germany, India, Italy, the Netherlands, Poland, Singapore, the U.S., and Taiwan. Web Site: www.hurco.com

Certain statements in this news release are forward-looking statements that involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. These factors include, among others, the cyclical nature of the machine tool industry; uncertain economic conditions, which may adversely affect overall demand, in the Americas, Europe and Asia Pacific markets; the risks of our international operations; governmental actions, initiatives and regulations, including import and export restrictions, duties and tariffs and changes to tax laws; the effects of changes in currency exchange rates; competition with larger companies that have greater financial resources; our dependence on new product development; the need and/or ability to protect our intellectual property assets; the limited number of our manufacturing and supply chain sources; increases in the prices of raw materials, especially steel and iron products; the effect of the loss of members of senior management and key personnel; our ability to integrate acquisitions; acquisitions that could disrupt our operations and affect operating results; failure to comply with data privacy and security regulations; breaches of our network and system security measures; possible obsolescence of our technology and the need to make technological advances; impairment of our assets; negative or unforeseen tax consequences; uncertainty concerning our ability to use tax loss carryforwards; changes in the SOFR rate; the impact of the COVID-19 pandemic and other public health epidemics and pandemics on the global economy, our business and operations, our employees and the business, operations and economies of our customers and suppliers; and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our filings with the Securities and Exchange Commission. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:Sonja K. McClelland

Executive Vice President, Treasurer, & Chief Financial Officer

317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended October 31,		Fiscal Year Ended October 31,
	2023	2022	2023	2022

	(unaudited)
Sales and service fees	$ 66,105	$ 63,462	$ 227,807	$ 250,814
Cost of sales and service	48,686	45,892	171,639	186,336
Gross profit	17,419	17,570	56,168	64,478
Selling, general and administrative expenses	14,040	14,872	49,552	51,731
Operating income	3,379	2,698	6,616	12,747
Interest expense	123	5	282	27
Interest income	110	10	369	79
Investment income	14	4	61	174
Other (income) expense, net	(121)	655	10	1,095
Income before taxes	3,501	2,052	6,754	11,878
Provision for income taxes	1,079	628	2,365	3,652
Net income	$ 2,422	$ 1,424	$ 4,389	$ 8,226

Income per common share
Basic	$ 0.37	$ 0.22	$ 0.67	$ 1.24
Diluted	$ 0.36	$ 0.22	$ 0.66	$ 1.23
Weighted average common shares outstanding
Basic	6,462	6,567	6,499	6,580
Diluted	6,498	6,616	6,528	6,632

Dividends per share	$ 0.16	$ 0.15	$ 0.63	$ 0.59

OTHER CONSOLIDATED FINANCIAL DATA
	Three Months Ended October 31,		Fiscal Year Ended October 31,
Operating Data:	2023	2022	2023	2022

	(unaudited)
Gross margin	26%	28%	25%	26%
SG&A expense as a percentage of sales	21%	23%	22%	21%
Operating income as a percentage of sales	5%	4%	3%	5%
Pre-tax income as a percentage of sales	5%	3%	3%	5%
Effective tax rate	31%	31%	35%	31%
Depreciation and amortization	$ 952	$ 962	$ 4,093	$ 3,918
Capital expenditures	$ 826	$ 565	$ 2,577	$ 2,193

Balance Sheet Data:	10/31/2023	10/31/2022
Working capital	$ 193,257	$ 194,733
Days sales outstanding (unaudited)	41	38
Inventory turns (unaudited)	1.1	1.2
Capitalization
Total debt	--	--
Shareholders' equity	222,231	222,644
Total Capitalization	$ 222,231	$ 222,644

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)
	October 31,	October 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$ 41,784	$ 63,922
Accounts receivable, net	39,965	38,444
Inventories, net	157,952	156,207
Derivative assets	740	2,515
Prepaid and other assets	7,789	6,981
Total current assets	248,230	268,069
Property and equipment:
Land	1,046	868
Building	7,387	7,352
Machinery and equipment	26,779	26,532
Leasehold improvements	4,473	4,351
	39,685	39,103
Less accumulated depreciation and amortization	(30,826)	(30,620)
Total property and equipment, net	8,859	8,483
Non-current assets:
Software development costs, less accumulated amortization	7,030	7,302
Intangible assets, net	994	1,246
Operating lease - right of use assets, net	10,971	8,460
Deferred income taxes	4,749	3,442
Investments and other assets, net	9,756	9,235
Total non-current assets	33,500	29,685
Total assets	$ 290,589	$ 306,237

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 29,661	$ 40,707
Customer deposits	2,827	4,839
Derivative liabilities	1,821	3,632
Operating lease liabilities	3,712	3,973
Accrued payroll and employee benefits	9,853	10,751
Accrued income taxes	1,713	2,611
Accrued expenses	4,092	5,397
Accrued warranty expenses	1,294	1,426
Total current liabilities	54,973	73,336
Non-current liabilities:
Deferred income taxes	83	67
Accrued tax liability	1,293	1,281
Operating lease liabilities	7,606	4,814
Deferred credits and other	4,403	4,095
Total non-current liabilities	13,385	10,257
Shareholders' equity:
Preferred stock: no par value per share, 1,000,000 shares authorized; no shares issued	-	-
Common stock: no par value, $.10 stated value per share, 12,500,000 shares authorized; 6,553,673 and 6,645,352 shares issued and 6,462,138 and 6,566,994 shares outstanding, as of October 31, 2023 and October 31, 2022, respectively	646	657
Additional paid-in capital	61,665	63,635
Retained earnings	180,124	179,877
Accumulated other comprehensive loss	(20,204)	(21,525)
Total shareholders' equity	222,231	222,644
Total liabilities and shareholders' equity	$ 290,589	$ 306,237